UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

             INITIAL STATEMENT OF BENEFICIAL OWNERSHIP OF SECURITIES

   Filed                                       pursuant to Section 16(a) of the
                                               Securities Exchange Act of 1934,
                                               Section 17(a) of the Public
                                               Utility Holding Company Act of
                                               1935 or Section 30(f) of the
                                               Investment Company Act of 1940

(Print or Type Responses)

1.  NAME AND ADDRESS OF REPORTING PERSON*

Donahue                       John                    F.
(LAST)                        (FIRST)                 (MIDDLE)

c/o Federated Investors Inc.
Federated Investors Tower
(STREET)

Pittsburgh                    PA                      15222-3779
(CITY)                        (STATE)                 (ZIP)

2.  DATE OF EVENT REQUIRING STATEMENT  (MONTH/DAY/YEAR)
      5/13/98

3.  I.R.S. IDENTIFICATION NUMBER OF REPORTING PERSON, IF AN ENTITY (VOLUNTARY)



4.  ISSUER NAME AND TICKER OR TRADING SYMBOL
      Federated Investors Inc.      FII


5. RELATIONSHIP OF REPORTING PERSON(S) TO ISSUER: (CHECK ALL IF APPLICABLE)

__X___Director ____X____10% Owner __X___Officer (give title below)
_________Other (specify below)
      Chairman

6.  IF AMENDMENT, DATE OF ORIGINAL (MONTH/DAY/YEAR)


7.  INDIVIDUAL OR JOINT/GROUP FILING (CHECK APPLICABLE LIMIT)
___X___ Form filed by One Reporting Persons
_______  Form filed by More than One Reporting Persons


             TABLE I -- NON-DERIVATIVE SECURITIES BENEFICIALLY OWNED


1. TITLE OF SECURITY       2. AMOUNT OF   3. OWNERSHIP  4. NATURE OF INDIRECT
   (INSTR. 4)                 SECURITIES     FORM:         BENEFICIAL OWNERSHIP
                              BENEFICIALLY   DIRECT        (INSTR. 5)
                              OWNED          (D) OR
                              (INSTR. 4)     INDIRECT
                                             (I)
                                             (INSTR. 5)

Class B Common Stock           4,566,372      I         By Comax Company


Class B Common Stock           4,650,000      I         By Beechwood Company


Class B Common Stock           1,329,162      I         By Shamrock Partners LP



Class A Common Stock           6,000          I         By J. Christopher
                                                        Donahue, John F. Donahue
                                                        and
                                                        Rhodora J. Donahue, as
                                                        Trustees of the Voting
                                                        Shares Irrevocable trust
                                                        U/A dated May 31, 1989,
                                                        of John F. Donahue &
                                                        Rhodora J. Donahue

     Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.

*    If the form is filed by more than one reporting person, see Instruction
     5(b)(v).




        TABLE II - DERIVATIVE SECURITIES BENEFICIALLY OWNED (E.G., PUTS,
               CALLS, WARRANTS, OPTIONS, CONVERTIBLE SECURITIES)

1. TITLE OF DERIVATIVE  2. DATE              3.  TITLE AND AMOUNT OF SECURITIES  4.CONVERSION   5. OWNERSHIP      6.  NATURE
   SECURITY                EXERCISABLE           UNDERLYING DERIVATIVE SECURITY    OR              FORM OF            OF INDIRECT
   (INSTR. 4)              AND EXPIRATION        INSTR. 4)                         EXERCISE        DERIVATIVE         BENEFICIAL
                           DATE                                                  PRICE OF        SECURITY             OWNERSHIP
                           (MONTH/DAY/YEAR)                                      DERIVATIVE      DIRECT (D)           (INSTR. 5)
                                                                                 SECURITY        OR INDIRECT (I)
                                                                                                 (INSTR. 5)

                        Date         Expiration    Title     Amount or Number
                        Exercisable  Date                    of Shares



** Intentional misstaments or omissions of facts constitute Federal Criminal Violations. See 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space is insufficient, See Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB number.

/s/ John F. Donahue
**Signature of Reporting Person                            Date